EXHIBIT 10.11.2
FIRST AMENDMENT TO LEASE
     This First Amendment (this “First Amendment”) to Lease is made as of November 29, 2001, by and between ARE-20122/1300 FIRSTFIELD QUINCE ORCHARD, LLC, a Delaware limited liability company, having an address at 135 North Los Robles Avenue, Suite 250, Pasadena, California 91101 (“Landlord”), and IOMAI CORPORATION, a Delaware Corporation, having an address at 20 Firstfield Road, Gaithersburg, Maryland 20878 (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given to them in the Lease (as hereinafter defined).
RECITALS
     A.      Landlord and Tenant have entered into that certain Lease (the “Lease”) dated as of December 18, 2000 (the “Lease”), wherein Landlord leased to Tenant certain premises (the “Premises”) located at 20 Firstfield Road, Gaithersburg, Maryland and legally described on Exhibit A attached hereto, and more particularly described in the Lease.
     B.      Tenant has requested, and Landlord has agreed, to create an option to expand the Premises demised under the Lease by leasing an additional 5,529 rentable square feet (the “Expansion Space”) in the portion of the Project known as the “Tenant C” space, which option shall be exercised within ninety (90) days of the date hereof.
     C.      Landlord and Tenant desire to amend the Lease to, among other things, provide for the option to expand the Premises demised under the Lease to include the Expansion Space.
AGREEMENT
     Now, therefore, the parties hereto agree that the Lease is amended as follows:
1.      Option. For the period of time beginning on December 1, 2001 and ending no later than February 28, 2002, (the “Option Term”), Tenant shall have the exclusive option (the “Option”) to lease the Expansion Space, consisting for all purposes of this First Amendment, of 5,529 rentable square feet known within the Project as the “Tenant C” space, as such Expansion Space is more fully described on Exhibit B attached hereto and incorporated herein by this reference. Commencing on December 1, 2001 and continuing on the first day of each month thereafter until the Option is terminated, Tenant shall pay Landlord an option fee in the amount equal to $4,607.50, which fee in the aggregate shall not exceed $13,822.50.
     In the event that Tenant desires to exercise the Option, Tenant shall deliver to Landlord during the Option Term written notice (the “Option Notice”) of Tenant’s intent to lease the Expansion Space. In the event Tenant elects to exercise the Option, Tenant and Landlord shall negotiate in good faith, within fifteen (15) days of Landlord’s receipt of the Option Notice, a written amendment to the Lease (the “Expansion Amendment”) based on the terms of the Letter of Intent (as defined below). In all other respects, this Lease shall remain in full force and effect, and shall then apply to the, Expansion Space.
2.      Termination of Option. The Option shall terminate upon the earlier of (i) December 31, 2001 or January 30, 2002 following ten (10) days prior written notice to, Landlord by Tenant or (ii) February 28, 2002.

3.      Letter of Intent. Immediately following the execution of this First Amendment, Landlord and Tenant shall use commercially reasonable efforts to negotiate and reach agreement upon, a letter of intent outlining the terms and conditions governing the Expansion Amendment (the “Letter of Intent”), which Letter of Intent shall become effective immediately upon Tenant’s delivery of the Option Notice. Notwithstanding the terms of Sections 1 and 2 above, if the parties have not reached agreement on the Letter of Intent on or before February 28, 2002, the Option shall terminate as of such date regardless of whether Tenant has delivered the Option Notice to Landlord.
4.      Miscellaneous.
          (a)      This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.
          (b)      This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.
          (c)      This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.
          (d)      Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent or other person (collectively “Broker”) in connection with this transaction, and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.
          (e)      Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.
(Signatures on Next Page)

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

TENANT: IOMAI CORPORATION, a Delaware corporation
By:	/s/ Mervyn Hamer
Its	/s/ VP Operations

LANDLORD:

ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC, a Delaware corporation

By:	/s/ ARE-GP/VI Holdings QRS Corp., a Delaware Corporation

By:	/s/ Laurie A. Allen

LAURIE A. ALLEN SENIOR VICE PRESIDENT BUSINESS DEVELOPMENT & LEGAL AFFAIRS

EXHIBIT A
     All that lot or parcel of land located in the 9th Election District of Montgomery County, Maryland and described as follows:
Lot numbered Three (3) in Block lettered “C” in a subdivision known as “Diamond Farms” as per plat thereof recorded in Plat Book 107 at Plat 12466, among the Land Records of Montgomery County, Maryland.
Parcel ID No.: 9-206-1901181